Exhibit 10.27

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

NIKOLA TECHNOLOGY LICENCE AGREEMENT

This Agreement is made and signed by and between:

Nikola Iveco Europe B.V. (hereinafter referred to as the “JVC”), a company duly incorporated and existing under the laws of Netherlands and having its legal address at Wanraaij 9, 6673DM Andelst,

and

Nikola Corporation (hereinafter referred to as the “Nikola”), a corporation duly organized and validly existing under the laws of Delaware, having its principal place of business at Phoenix, Arizona

Iveco S.p.A., a corporation duly organized and validly existing under the laws of Italy, having its principal place of business at Via Puglia 35, Turin, Italy (“Iveco”) (solely with respect to Sections 4.3, 4.4, 4.5, and 4.6)

Whereas, JVC is a company established by Nikola Corporation and Iveco based on the Master Industrial Agreement dated as of September 3, 2019 (the “Master Agreement”) and European Alliance Agreement dated as of September 30, 2019 (the “EAA”) for the purposes of designing, development, engineering and manufacturing of battery-electric heavy-duty trucks (“BEV”) and hydrogen heavy-duty trucks (“FCEV”) in the Territory;

Whereas, pursuant to Section 2.3 c), subsection (i) of the EEA Nikola shall grant to JVC an exclusive, royalty-free (except as set forth in section 2.3), non-sublicensable (except as set forth in section 3), non-assignable, irrevocable (solely until the termination or expiration of the EAA final term) license under any Nikola IP to Deploy the BEVs and FCEVs in the Territory in accordance with the terms of the EAA;

Whereas, Nikola and JVC wish this Agreement to record and confirm their intention to stipulate terms and conditions of the Nikola IP License, as defined in the EAA;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.                                      Definitions

In this Agreement the following words and expression shall have the meaning ascribed to them herein below:

1.1                               “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person, and any other Person specifically identified and mutually agreed upon by the Parties;

1.2                               “Ancillary Agreements” have the meaning given to it in Article I (Definitions) of the Master Agreement;

1.3                               “Control” means, with respect to the Person, the direct or indirect ownership of more than fifty percent (50%) of the stock or other equity interests having voting or other rights to direct the management of such entity;

1.4                               “Deploy” and “Deployment” mean to use design, develop, engineer, manufacture, have manufactured, assemble, service and sell, including with respect to spare parts and components;

1.5                               “Europe” means the following countries: Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faroe Islands, Finland, France, Gibraltar (UK), Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, United Kingdom, Uzbekistan, Vatican City State;

1.6                               “Fiscal Year” means the 12-months period starting on January 1 and ending on December 31 of a given calendar year;

1.7                               “First Category of Parts and Components” shall mean the parts and components developed by and the industrial property which is vested with Nikola and manufactured by Nikola itself and/or by third parties stated in Annex D hereto.

1.8                               “Improvement” means collectively any upgrades, modifications and enhancements to the Nikola IP License made during the term of this Agreement (which typically involve: (1) product cost reduction initiatives, (2) improvements designed to optimize product performance, or (3) non-material adaptation work for new supplier items). Improvement specifically excludes Intellectual Property created from more significant investments such as new platforms or platform versions.

1.9                               “Intellectual Property” or “IP” means (i) inventions, discoveries and ideas, and all patents, registrations and applications therefor, including without limitation divisionals, continuations, continuations-in-part and renewal applications, and applications claiming priority thereto (including US provisional applications and US utility applications that claim priority to US provisional applications), and including without limitations renewals, extensions, re-examinations and reissues (collectively “Patents”); (ii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models and designs

(collectively “Trade Secrets”); and (iii) published and unpublished works of authorship including without limitation computer software (source code and object code to the extent owned by Nikola or JVC, as the case may be), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively “Copyrights”);

1.10                        “Nikola IP” means all Intellectual Property that Nikola or any of its Affiliates owns or has a right to license or sublicense that are necessary or useful in connection with Deployment of BEVs and FCEVs, including, for the avoidance of doubt, any Intellectual Property in or to the Nikola Technical Information, and any Improvements to any of the foregoing;

1.11                        “Nikola Technical Information” means the information and materials described on Annex C, and any other information or materials that Nikola or any of its Affiliates owns or otherwise has the right to provide that are necessary or useful in connection with the Deployment of BEVs and FCEVs;

1.12                        “Nikola Technology” means Nikola Tre battery electric (“BEV”) and fuel cell electric (“FCEV”) vehicles, including electric powertrain related components and further product portfolio development currently envisaged by Nikola in the framework of the Deployment of the Nikola Tre family of heavy truck vehicles and its variants (4x2, 6x2, 6x4);

1.13                        “Nikola Standards” means the quality standards and procedures adopted by Nikola to meet Nikola Tre missions;

1.14                        “Parties” means the JVC and Nikola (and for the named clauses hereof, Iveco), while “Party” shall mean either the JVC or Nikola (or for the named clauses hereof, Iveco).

1.15                        “Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government;

1.16                        “Revenue(s)” means all revenues, receipts, monies, or other consideration directly or indirectly collected or received, whether by way of cash or credit or any barter, benefit, advantage, or concession, by JVC from the marketing, sale and distribution, or leasing of any vehicle, product, component, spare-part or related services (including pay-per-use arrangements, but excluding any revenue associated with vehicle service, vehicle maintenance, vehicle fueling and fueling stations, or autonomous driving) incorporating all or a material portion of the Licensed Nikola Technology.

1.17                        “Second Category of Parts and Components” means the parts and components designed by third parties and manufactured by third parties stated in Annex D hereto.

1.18                        “Start(ing) of Production” means the starting of the production of vehicles or products for sale or transfer to third parties, as jointly certified by the Parties, provided that once such product or vehicle has received all the internal authorizations and met all the internal controls before its industrial production and such product has received any prescribed homologation, permit or administrative license. For the avoidance of doubt, sale or transfer (even against consideration) of prototypes or pre-series vehicles or products do not constitute Start of Production.

1.19                        “Sub-supplier” of a Party means a third party that such Party has sub-contracted to manufacture parts and components described under this Agreement.

1.20                        “Territory” means Europe;

1.21                        “Third Category of Parts and Components” means the parts and components designed by Nikola in co-design with third parties and manufactured by third parties stated in Annex D hereto.

2.                                      Scope of the Agreement

2.1                               Technology and Product Sharing

2.1.1                     Nikola shall make available to JVC Nikola Technical Information related to:

(a)  Nikola Tre BEV and FCEV;

(b)  Nikola Tre BEV and FCEV and its variants (4x2, 6x2, 6x4, including all cab versions) including, for example electrical powertrain or related components, in each case, as described in Annex A and all-wheel drive variants (items sub (a) and (b) collectively referred to as the “Key Technology”);

(c)  Technology in substitution or replacement of Key Technology in the event that any program associated with the development of Key Technology is cancelled or modified, but only to the extent that substitution or replacement occurs prior to the time of incurring material cancellation costs (i.e. obligations for production tooling) with respect to the original program; and

(d)  A listing of all Patents as defined in clause 1.9 existing as of March 31, 2020 and owned by Nikola relating to the Nikola Technology, provided in Annex B (items sub (a) – (d) collectively, “Disclosed Technology”). Nikola shall update Annex B periodically.

2.2                               Technology/IP Licence

2.2.1                     Nikola on behalf of itself and its Affiliates will grant and hereby grants to JVC an exclusive, royalty-free (except as set forth in section 2.3), non-sublicensable (except as set forth in Section 3), non-transferable and non-assignable licence in and to the Disclosed Technology and all IP related to the Nikola Technology, to the extent owned and controlled by Nikola or its Affiliates, to Deploy BEVs and FCEVs in the Territory, in each case, to the extent

Nikola has the right to grant such rights without further payment or obligation to any third party (the “Licensed Nikola Technology”) subject to termination in accordance with this Agreement and termination of the Master Agreement. The Nikola IP License is exclusive, even as to Nikola and its Affiliates, with respect to any Deployment of electric and hydrogen trucks (including FCEVs and BEVs) in the Territory.

For avoidance of doubt, the Nikola IP License includes the following rights:

(a)  the exclusive use of the Key Technology to manufacture and assemble only in Europe the BEVs and FCEVs;

(b)  the exclusive use of the Key Technology to manufacture and assemble only in Europe the First Category of Parts and Components;

(c)  the ability to grant sub-licenses to JVC’s Sub-suppliers in the Territory, subject to and as further described in Section 3, for the use of the Key Technology for the sole purpose of manufacturing the First Category of Parts and Components to be supplied to JVC; and

(d)  the exclusive distribution, sale (including offering for sale) and service in the Territory of the BEVs and FCEVs derived from the Key Technology provided by Nikola subject to JVC’s obligation to sell such trucks exclusively to IVECO or its Affiliates.

For avoidance of doubt, the Licensed Nikola Technology includes but is not limited to all Intellectual Property owned by Nikola covering the Nikola Technology, as detailed in Annex D (for illustrative purposes only), with reference to the First Category of Parts and Components. Nikola shall update Annex D periodically.

2.2.2                     Upon Nikola’s request , JVC shall grant Nikola full transparency about price and terms and conditions of the Sub-suppliers. In the event that Nikola needs to purchase the parts and components derived from the Key Technology, Nikola shall buy them directly from JVC unless otherwise agreed in writing by the Parties. JVC will supply such parts and components to Nikola [*].

2.2.3                     The Licensed Nikola Technology does not include any IP owned by third parties (other than other Nikola group companies with respect to parts and components of the Nikola Technology), as detailed in Annex D, with reference to the Second and Third Category of Parts and Components. The Second and Third Category of Parts and Components will be sourced by JVC according to the rules explained in Annex E.

2.3                               License Fee

2.3.1                     Under this Agreement JVC will pay to Nikola (i) a [*] royalty on JVC’s Revenues arising from any sale, lease or transfer (including pay-per-use arrangements, and excluding any revenue associated with vehicles service, vehicle maintenance, vehicle fueling and fueling stations, or autonomous driving) of FCEV products, vehicles, components, spare parts (and any related services) incorporating all or a material portion of the Licensed Nikola Technology included in the Agreement for a one-time period of [*] starting from such time that the JVC has reported net profits for a given Fiscal Year and achieved a solid and stable cash position to allow the payment of the license fee under this Agreement without generating a negative cash flow to the JVC for a given Fiscal Year (the “FCEV Royalty”), and (ii) a [*] royalty on JVC’s Revenues arising from any sale, lease or transfer (including pay-per-use arrangements, and excluding any revenue associated with vehicles service, vehicle maintenance, vehicle fueling and fueling stations, or autonomous driving) of BEV products, vehicles, components, spare parts (and any related services) incorporating all or a material portion of the Licensed Nikola Technology included in the Agreement for a one-time period of [*] starting from such time that the JVC has reported net profits for a given Fiscal Year and achieved a solid and stable cash position to allow the payment of the license fee under this Agreement without generating a negative cash flow to the JVC for a given Fiscal Year (the “BEV Royalty”). For the avoidance of doubt, each particular product will be subject to either the FCEV Royalty or the BEV Royalty, but in no event shall more than one (1) royalty apply to any particular product. No Royalty fee shall be paid for the vehicles exported to North America and for the vehicles sold by Nikola in Europe.

2.3.2                     Royalties will be due and payable to Nikola within [*] of the end of each calendar quarter during the term of this Agreement [*].

2.3.3                     JVC will make written reports to Nikola on a quarterly basis concurrently with the payment of such quarterly Royalties detailing the Revenues and BEV Royalty and the FCEV Royalty payable and earned for the relevant calendar quarter.

2.3.4                     JVC will maintain records showing Revenues earned to enable Nikola (or its representatives) to examine JVC’s (and its Affiliates) books and records. Inspections to such books and records will occur during normal business hours and upon reasonable prior notice to the extent necessary to verify the written reports provided.

3.                                      Sublicensing

3.1                               Subject to Nikola’s written consent (which will not be unreasonably withheld) and appropriate confidentiality obligations to implement rights granted under this Agreement and the other Ancillary Agreements, JVC shall have the right to sublicense the Licensed Nikola Technology solely to JVC’s wholly owned subsidiaries, Sub-suppliers and third party engineering services providers (wherever located), in each case, solely for the purpose of providing services or components to JVC in connection with the development of the FCEVs or BEVs. JVC will be responsible for any uses of the Licensed Nikola Technology by any of its sub-licensees in a manner that would constitute a breach of this Agreement. For the avoidance of doubt, Nikola’s refusal to grant permission to JVC to sublicense to other OEMs will not be deemed “unreasonable” for the purposes of this Agreement.

3.2                               JVC shall purchase directly from Nikola those Parts and Components of the Disclosed Technology which is not possible to source in Europe, unless differently agreed in writing by the Parties. Upon JVC’s request, Nikola shall grant JVC full transparency about price and terms and conditions of any Sub-suppliers’ manufacture and delivery of Parts and Components to be delivered to or on behalf of JVC. Nikola will supply such parts and components to JVC [*]. Should the Parties agree JVC to source from Sub-suppliers outside Europe, any eventual Sub-supplier outside Europe shall be selected jointly with Nikola and taking into account any right granted by Nikola to any overseas suppliers and/or any suppliers’ intellectual property rights.

Nikola will grant the right to JVC to use the excess of capacity of the vendor tooling (i.e. tools owned by Nikola and placed in the Sub—supplier’s premises used for production of components) on a [*] basis and the tooling will remain exclusive property of Nikola and assigned to a Sub-supplier under the sole discretion of Nikola. This will be regulated with a written authorization to the Sub-suppliers operating the concerned tooling. Nikola will be entitled to call back the authorization on the usage of excess capacity at its own discretion if needed to satisfy Nikola volume requirements; provided, however, that Nikola shall provide the JVC with at least six (6) months’ notice of such call back.

In the event that the sourcing of a component includes a vendor tooling owned by Nikola with excess capacity that require any modification due to a design change according to article 4 below, Nikola will retain the right at its sole discretion to authorize the modification of the tooling and [*].

4.                                      Improvements and New Technology

4.1                               The Parties will each have full access to any Improvements to any Licensed Nikola Technology under the terms set out below.

4.2                               JVC’s licence to and right in the Licensed Nikola Technology automatically extends (at no cost) to any Improvements to the Licensed Nikola Technology developed during the term of this Agreement.

4.3                               JVC will own all Intellectual Property rights in and to each Improvement that it makes or has made on its behalf in respect of the Licensed Nikola Technology. In respect of such Improvements JVC hereby grants, A) to Iveco and its Affiliates and B) to Nikola and its Affiliates assignable, sublicensable, worldwide, fully paid up, royalty free perpetual and irrevocable right and licence under any and all Improvements made with respect to Licensed Nikola Technology to Deploy any products and services of IVECO or any of its current Affiliates and Nikola or any of its current Affiliates.

4.4                               Nikola and JVC will own jointly and independently, with no duty of accounting to each other, any Improvement for which Nikola and JVC jointly share development costs. IVECO, JVC and Nikola will own jointly and independently, with no duty of accounting to each other, any Improvement for which IVECO, JVC and Nikola jointly share development costs. Each Party’s rights and obligations under such jointly owned Intellectual Property shall be agreed upon prior to putting such Improvement into production. IVECO, JVC and NIKOLA each hereby assigns to each other an undivided joint ownership interest in and to such jointly owned Improvements under this Section 4.4.

4.5                               JVC shall use commercially reasonable efforts to require that any Sub-supplier that is sub- licenced to use any Licensed Nikola Technology expressly assign to JVC any Intellectual Property developed that would constitute Improvements. If and to the extent any such Intellectual Property rights in or to any Improvements belong to Sub-suppliers, JVC shall use commercially reasonable efforts to cause the applicable Sub-suppliers to grant to Iveco/CNH Industrial and Nikola a worldwide, royalty free, assignable and perpetual licence for use of such Improvements for any purpose. Without impacting the project timeline, JVC shall work in good faith with Iveco and Nikola to jointly define the terms and conditions by which Iveco and Nikola will be permitted to exploit and use Improvements before starting any discussion with the Sub-suppliers.

4.6                               With respect to any technology developed for or by JVC that relates to the Licensed Nikola Technology and does not qualify as an Improvement (hereinafter referred to as a “New Technology”), the Parties may agree to jointly and independently own such New Technology JVC by agreeing to share in the development costs of such New Technology either through (i) an upfront contribution of development costs, or (ii) a market-based royalty. Determination of development costs sharing percentage and market royalty rates will be subject to mutual agreement. The Parties shall further agree on reasonable procedures to facilitate each Party’s ability to exercise its rights to any Improvements and New Technology created during the term of this Agreement.

4.7                               Except as otherwise expressly set forth in this Agreement, investments and expenditures that are necessary or advisable in order for the JVC to exploit the Licensed Nikola Technology shall be borne by the JVC.

5.                                      Technical and Manufacturing Information Sharing

5.1                               The Parties will share all technical, manufacturing and service-related information reasonably needed to exercise any rights granted hereunder including any material updates or amendments to such information which are implemented in such Party’s corresponding production, subject to the confidentiality provisions of this Agreement. The Parties shall agree to reasonably support timely mutual access to appropriate technical or business personnel of the other party or its suppliers.

6.                                      Homologation

6.1                               Any activity related to (or necessary because of) the homologation of BEVs and FCEVs incorporating Licensed Nikola Technology or arising from the Nikola Technology in the

Territory will be the sole responsibility of Iveco and solely Iveco will bear all related costs and expenditures. JVC and Nikola shall provide all necessary support to Iveco in relation to the homologation procedures.

7.                                      Quality

7.1                               Minimum requirements of each vehicle manufactured by the JVC under this Agreement will meet at least the then existing Nikola Standards; provided that in the event local legislation or law or applicable best practice will require higher quality standards, JVC will meet such higher standards and any additional requirement associated cost will be the responsibility of the JVC.

7.2                               JVC will be responsible for any cost related to managing such quality standards on its uniquely tooled components or assembly process/equipment. The Parties will establish a process and appropriate quality systems interfaces to share pre-build and post-build quality data on an on-going basis to minimize resolution time in addressing quality issues and to minimize impact to customers.

7.3                               Each Party will provide to the other Party all reasonably requested quality information regarding the applicable vehicle or component.

8.                                      Ownership, Warranties and Infringment

8.1                               Nikola guarantees that it is the legal owner of the Licensed Nikola Technology and it is entitled to licence it to JVC.

8.2                               In the event a claim is presented by a third party against JVC, alleging that the use by JVC of any part of the Licensed Nikola Technology licensed hereunder by Nikola to JVC is infringing property rights belonging to such third party, JVC shall immediately notify Nikola and Nikola shall bear all the economic and legal responsibility thereof.

8.3                               In the event a claim is presented by any customer of JVC against JVC, alleging that a defect has caused losses to him, once it is proved that such losses are caused by defect(s) of the Licensed Nikola Technology, other than defects that arise from modifications to the design made by JVC or related to the different applications, fully validated mission, systems or components affecting Licensed Iveco Technology, licensed herein by Nikola to JVC, Nikola then shall compensate JVC for any proven cost borne by JVC thereof.

8.4                               Upon notification (including reasonable evidence on the reason of the claim) by JVC, Nikola shall determine whether Nikola will take legal action against the potential unauthorized infringement by any third party of the Licensed Nikola Technology, Patents or Trademarks. Nikola has sole responsibility for enforcing its intellectual property rights in Licensed Nikola Technology against third party infringers. JVC shall provide necessary support and information to Nikola to properly defend Nikola IP rights.

9.                                      Vehicle Warranty, Recalls and Service Campaigns

9.1                               JVC will be solely responsible for, and shall indemnify Nikola and its Affiliates for any claims and losses resulting from, any warranty claims (“Warranty Claims”). Both Parties will discuss in good faith and set a procedure to compensate the other Party for Warranty Claims arising from defects in the design of the licensed platform/component, other than defects that arise from modifications to the design made by JVC or related to the different applications, fully validated mission, systems or components affecting Licensed Nikola Technology.

9.2                               JVC will have sole discretion to initiate recalls or service campaigns. Nikola may also request JVC to conduct recalls and service campaigns and JVC may not unreasonably withhold or delay its consent, provided, however, that such requests refer to Licensed Nikola Technology as implemented into JVC vehicles.

9.3                               The Parties shall promptly provide each other with information and reasonable cooperation in relation to any safety, or compliance related issues.

9.4                               JVC will be responsible for all costs resulting from recalls, service campaigns, regulatory compliance and reporting (“Recall Costs”) in respect of such vehicle, except for Recall Costs arising from defects in design of the Nikola Technology. For avoidance of doubt JVC will be responsible for Recall Costs arising from modifications to the design made by JVC.

9.5                               The Parties will agree on procedures for determining allocation of responsibility for recalls and service campaigns, and for assuring compliance with all regulatory requirements. Concurrently with the initiation of any recall or service campaign, the experts from both Parties shall cooperate in good faith in order to determine the appropriate allocation of responsibility and associated cost.

9.6                               The Parties shall jointly secure the availability of insurance coverage for Recall Costs. To the extent such insurance coverage is available on commercially reasonable terms, the Parties will determine a reasonable method to obtain any available insurance coverage (i.e. joint or separate coverage) and will mutually agree on the allocation of costs of coverage.

10.                               Product Liability, Class Actions, Vehicle Repurchases

10.1                        JVC will have sole responsibility for all costs resulting from product liability claims, class actions and vehicle repurchases in respect of vehicles manufactured under this Agreement, except for claims arising from defects in the design of the Nikola Technology, other than defects that arise from modifications to the design made by JVC, or related to the different applications, fully validated mission, systems or components affecting the Nikola Technology design.

10.2                        JVC shall indemnify and hold harmless Nikola from claims, class actions, vehicle repurchases and other third-party claims in respect of the which the JVC has responsibility pursuant to clause 10.1 hereof.

10.3                        Nikola shall indemnify and hold harmless JVC from claims, class actions, vehicle repurchases and other third-party claims, class actions, vehicle repurchases and other third party claims in respect of the which Nikola has responsibility pursuant to clause 10.1 hereof.

10.4                        The Parties shall promptly provide each other with information and reasonable cooperation in relation to any product liability related issues. The Parties agree to develop a strategy and oversight process as to product related litigation, including which Party will control the defense claims.

10.5                        The Parties will agree on procedures for determining allocation of responsibility for product liability, class actions, vehicle repurchases and other litigation.

10.6                        The Parties will investigate insurance coverages for product liability, class actions, vehicle repurchases and other litigation, including coverages for common policies for shared vehicles, and will agree on an equitable allocation of the relevant costs for shared coverage.

11.                               Confidentiality and Data

11.1                        Any information disclosed or made available to JVC under this Agreement, including without limitation any Disclosed Technology (other than Patents as defined in

11.2                        and other information that is already publicly available as of the time such information is disclosed or made available), will be considered “Confidential Information” of Nikola and its Affiliates, and unless otherwise agreed in writing between the Parties after the date hereof, and without limiting any other agreement between the Parties, the terms of Article VIII of the Master Agreement shall apply to all such information (including any Disclosed Technology), provided that the term of confidentiality and non-disclosure as applied to certain of such information may extend beyond three years as reasonably determined by Nikola.

The Parties agree that provisions of Article VIII of the Master Agreement apply to this Agreement, provided that any information provided or made available by Nikola or any of its Affiliates that Nikola reasonably considers to be Trade Secrets shall be subject to perpetual confidentiality obligations.

12.                               Force majeure

12.1                        Force Majeure Events means war, acts of god or any causes beyond the reasonable control of the Parties, including but not limited to strikes, lock-outs, supplier stoppages and shortages or other industrial action, to the extent actually adversely affecting the applicable Party’s performance, provided that the affected Party has taken all reasonable and customary measures to avoid the occurrence of such Force Majeure Event. Upon occurrence of a Force Majeure Event, the Party that is unable to perform shall promptly notify the other Party that a Force Majeure Event has occurred and shall use its commercially reasonable efforts on a continuous basis to cure, correct or minimize the impact of the Force Majeure

Event that is reasonably capable of being cured within a reasonable period of time. If the Force Majeure Event has not ended within forty-eight (48) hours after its occurrence, the Parties will promptly confer in an effort to remedy the cause and mitigate the effect of such Force Majeure Event.

12.2                        TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND OTHER THAN WITH RESPECT TO AN INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR A BREACH OF ARTICLE 11 (CONFIDENTIAL INFORMATION), EACH PARTY’S MAXIMUM AGGREGATE LIABILITY FOR ANY LIABILITY OR CLAIM UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE ROYALTY FEE AMOUNTS UNDER THIS AGREEMENT FOR THE UNITS OF PRODUCT OR SERVICE GIVING RISE TO THE RELEVANT LIABILITY OR CLAIM BUT IN ANY CASE NOT EXCEEDING IN AGGREGATE [*].

13.                               Duration of this Agreement and Termination

13.1                        This Agreement will remain in effect for the duration of the EAA.

13.2                        This Agreement may be terminated by:

(a)  mutual agreement of the Parties, or subject to any applicable notice and cure periods, the election of any of the Parties to terminate the Agreement because of material breach by the other Party of this Agreement, or any other Ancillary Agreement

Notwithstanding anything herein to the contrary, any license granted hereunder is irrevocable and will survive any such termination (solely until termination or expiration of the final term of the EAA).

14.                               Consequences of Termination

14.1                        Consequences of termination of this Agreement are set forth in the EAA.

14.2                        On termination of this Agreement howsoever occasioned:

(a)  at Nikola’s option the JVC shall either forthwith return to Nikola or destroy all technical and promotional material in its possession relating to the Licensed Nikola Technology, and all copies of such material. In the case of destruction the JVC shall promptly provide to Nikola a certificate in a form acceptable to Nikola certifying that destruction has taken place;

(b)  JVC shall give all assistance as may be necessary for the transfer of all licences and authorities if any held by JVC in relation to the Licensed Nikola Technology and/or otherwise to this Agreement whether or not the same have been issued in the name of JVC by virtue of the functions it performs under this Agreement and JVC shall execute any documents which may become necessary to effect any such transfers;

(c)  call unfulfilled orders for parts or raw materials whether or not received by JVC at the termination date are deemed to be cancelled with immediate effect;

(d)  if either party has a claim against the other there shall (in the absence of express written agreement between the parties in respect thereof) be no right of set-off against any monies due from the other party.

15.                               Miscellaneous

15.1                        Disputes

(a)  All material disputes arising between the Parties concerning validity, construction or effect of this Agreement or the rights and obligations created hereunder shall be promptly brought to the attention of the account managers first. The account managers shall then discuss the disputes and attempt to reach resolution thereof. If the account managers shall have reached a resolution upon any such dispute, then they shall submit their instructions to the Parties for implementation thereof. If the account managers are unable to reach any resolution within two (2) weeks, or such additional time as they may determine, then the matter shall be referred to each of the respective top management officers of JVC and Nikola, consisting of President of JVC and the CEO of Nikola (each, the “Top Management”) who then shall discuss the matter and attempt to reach a resolution upon such matter. If the Top Management shall have reached a resolution, then they shall submit their instructions to the Parties for implementation. If the Top Management are unable to reach any resolution within two (2) weeks, or such additional time as they may determine, the matter shall be resolved in accordance with Section 15.1 b) hereof.

(b)  If a dispute is not resolved pursuant to Section 15.1 a) within the period provided therein, any party or Party may demand arbitration administered by the LCIA under its rules presently in force (the “Rules”).

The decision of the arbitration panel shall be final and binding on the Parties, and it will not be subject to any appeal or proceedings to vacate. The arbitration award may be enforced in any court of competent jurisdiction.

The situs of the arbitration and any evidentiary proceedings shall be London and all proceedings and submissions shall be in the English language. The panel may conduct proceedings in other locations if necessary for the taking of evidence or as otherwise agreed by the Parties involved in such arbitration.

The arbitration panel shall consist of three members, one to be appointed by Nikola, one to be appointed by JVC, and the third arbitrator, who shall preside over the arbitration panel, to be chosen by the two Party-appointed arbitrators. If either Nikola or JVC fails to appoint an arbitrator or the two Party-appointed arbitrators fail to appoint the third within the time periods prescribed below, then the appointments shall be made by the Secretariat of the LCIA pursuant to the Rules.

Arbitration may be commenced by any Party by giving written notice setting out the nature of the dispute to each other Party and to the LCIA pursuant to the Rules. Within 5 calendar days of such notice, the party demanding arbitration shall appoint its arbitrator. Within 15 calendar days of that appointment, the other party shall appoint its arbitrator. Within 30 calendar days after the appointment of both Party-appointed arbitrators, those two Party- appointed arbitrators shall appoint the third arbitrator.

Except as required by applicable law, none of Nikola, JVC or the arbitration panel may disclose the existence, content or results of the arbitration unless and to the extent that disclosure is required by applicable law or is necessary for permitted court proceedings.

The arbitration panel shall be authorized to award monetary damages and to grant injunctive relief, including interim relief pending the final award. Any interim or provisional measure in the form of conservatory or injunctive relief ordered by the arbitration panel shall, to the extent permitted by applicable law, be deemed a final arbitration award for purposes of enforceability. For the avoidance of doubt, nothing in this Section should be interpreted to preclude any party from seeking interim relief from a court of competent jurisdiction prior to the formation of the arbitration panel. Any monetary award may include interest and shall be stated and payable in U.S. currency. The arbitration panel is not authorized to award punitive or exemplary damages.

15.2                        Governing Law

This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the Laws of England and Wales, without giving effect to the principles thereof relating to the conflicts of Laws.

15.3                        Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or portion thereof) to any person, entity or circumstance is held to be invalid, illegal or otherwise unenforceable in any respect by a final judgment, order of a court of competent jurisdiction, such provision shall be deemed to be void and unenforceable. Notwithstanding the preceding sentence, the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

15.4                        Survival

Any provision of this Agreement or an Ancillary Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Specifically Articles 11, 14 and 15 shall survive any termination or expiration of this Agreement.

15.5                        No Waiver

A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

15.6                        Disclaimer of Agency

Neither Party shall act on behalf of the other Party, which can only become bound by the signature of its own authorized representatives. In all circumstances, JVC shall act in its own name and shall not be considered as the agent of Nikola and vice versa.

15.7                        Entire agreement; Amendment

This Agreement, including the Ancillary Agreements, any annexes and attachments referred to herein or attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the other Party against which such amendment, modification, change, waiver or discharge is sought to be enforced.

15.8                        Notice

In any case, where any notice or other communication is required or permitted to be given under this Agreement, such notice or communication shall be in writing to the following address or/and shall be (i) personally delivered or (ii) sent by email, postage prepaid registered airmail or internationally recognized courier service.

If to the JVC:	;

If to Nikola:	;

If to IVECO:	;

provided however, that if either Party shall have designated a different address by notice to the other, the notice shall be delivered to the last address so designated.

All such notices or other communications shall be deemed to have been given or received upon receipt if personally delivered or (ii) on the fifteenth (15) business day following the date on the receipt held by the sending Party if by postage prepaid registered airmail or of fifteen (15) business days after delivery to internationally recognized courier service. All the notices shall be in English language.

15.9                        Headings

The titles and headings herein are used for convenience of reference only and shall not be deemed part of this Agreement for purpose of interpretation.

15.10                 Binding Effect; Assignment

This Agreement binds and inures to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the rights, obligations and remedies hereunder (including any amounts to be paid or received hereunder) shall not be assignable or transferable by either Party (including by operation of Law) without the prior written consent of the other Party (to be given in its sole discretion), except that either Party may assign, delegate or transfer this Agreement to any Affiliate of such Party, or in connection with a merger, acquisition, change of control or sale of substantially all of the assets of such Party related to this Agreement and the Ancillary Agreements.

15.11                 No Third Party Beneficiaries

Except for applicable Affiliates of the Parties, this Agreement is entered into solely between, and may be enforced only by, JVC, on the one hand, and Nikola, on the other hand, and shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties, unless expressly agreed in writing by the Parties.

15.12                 Further Assurances

Each Party covenants and agrees that, subsequent to execution and delivery of this Agreement and without ny additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

15.13                 Annexes

The annexes of this Contract shall be the following:

Annex A Key Technology; Nikola shall update Annex A periodically.

Annex B Patents; Nikola shall update Annex B periodically.

Annex C Technical Documentation

Annex D List of Parts and Components in the First, Second and Third Category of Parts and Components; Nikola shall update Annex D periodically.

Annex E Localization rules for Second and Third Category of Parts and Components

15.14                 Non-circumvention

None of the Parties will directly or indirectly circumvent the intention of this Agreement to provide the technology and IP rights provided herein, including without limitation by terminating or amending, in any manner that adversely affects in any way, any license or other agreement with any third party with respect to any technology or IP rights intended to be covered hereby.

IN WITNESS, this Agreement is signed in two (3) English originals by the duly authorized representatives of the Parties.

Nikola Corporation	Nikola Iveco Europe B.V.

/s/ Trevor Milton	/s/ Damiano Cretarola
Name: Trevor Milton	Name: Damiano Cretarola
Position: CEO	Position: Director A
Date: 4/9/2020	Date:

/s/ Mark Russell
IVECO S.p.A.	Name: Mark Russell
Position: Director B
/s/ Gerrit Marx	Date: 4/9/2020
Name: Gerrit Marx
Position President, Commercial and Specialty Vehicles, CNH Industrial N.V.
Date: 4/9/2020

Signature Page for Nikola Technology License Agreement